OLD NATIONAL BANCORP
NYSE: ONB
www.oldnational.com
NEWS RELEASE
Old National Bancorp Names Murphy as Chief Banking Officer
and Rickard as Chief Risk Officer

For Further Information Call:	Kathy A. Schoettlin Director of Public Relations (812) 465-7269

Lynell Walton, Director of Investor Relations (812) 464-1366
Evansville Ind., December 13, 2006...Old National Bancorp (NYSE: ONB) announced today the appointment of Barbara Murphy as chief banking officer and the promotion of Candice Rickard as the chief risk officer.
“It is with great pleasure that I announce the leadership advancements of Barbara Murphy and Candice Rickard as we continue on our journey as a high-performance organization. Barbara, a 35-year industry veteran, has extensive knowledge and skill in relation to the banking industry. She will continue to drive us toward high performance and work to sharpen our strategic imperatives,” comments Bob Jones, president and chief executive officer of Old National Bancorp. “Candice will continue to strengthen Old National’s risk assessment through her proven efficiency, commitment and extensive knowledge of accounting, regulatory compliance, internal audit, loan review, and bank consulting.”
Murphy, formerly chief risk officer, will assume a newly created position as the chief banking officer. She will oversee all Old National banking operations. In that role, the company’s three regional CEOs will report to her.
Murphy joined Old National in June of 2005 as the chief risk officer. She has extensive experience and expertise in compliance, operations and systems.
Prior to joining Old National Bancorp, she was the Director and Executive Vice President, Cash Management Sales, Service and Internet Support at Bank One Corporation. Murphy also served as the head of retail banking for Bank One Columbus N.A., as the chief operating officer of private label credit services and as director of merger integration initiatives during her 15 year tenure at Bank One.
Murphy also previously held management positions at Shawmut Bank, First Union National Bank and American Fletcher National Bank.

Rickard will assume Murphy’s role as the chief risk officer. Rickard will be responsible for the development and implementation of an enterprise-wide risk management system across all lines of business. Specific responsibilities will include Sarbanes-Oxley, compliance, credit policy, CRA, loan review and risk management.
Rickard joined Old National in 2001 as Vice President — Financial Reporting Manager, was promoted to Vice President — Corporate Controller in 2002 and then promoted to Senior Vice President in 2005. Prior to joining Old National in 2001, Rickard practiced public accounting and consulting since 1991 specializing in the banking industry.
Rickard is a certified public accountant and holds a bachelor of arts from Kentucky Wesleyan College. She is a member of the American Institute of Public Accountants and the Kentucky Society of Certified Public Accountants.
Both positions will report to Bob Jones. In recognition of her appointment, Rickard will become a member of the executive leadership group, which constitutes Old National’s senior management team. Rickard’s addition brings the number of women in the nine-member group to four.
With $7.9 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company’s website at www.oldnational.com.